Exhibit 99.1

Isabella Bank Corporation Announces Completion of Merger with Grand River Commerce, Inc. and the Results of Merger Consideration Elections
Mt. Pleasant, MI, November 2, 2026 -- Isabella Bank Corporation (the “Company” or “Isabella”) (NASDAQ: ISBA), the parent company of Isabella Bank, announced today the completion of the previously announced acquisition of Grand River Commerce, Inc., the parent company of Grand River Bank (collectively “Grand River”), effective November 2, 2026.
The combined company has approximately $2.7 billion in total assets, $2.0 billion in loans, and $2.3 billion in total deposits (based on financial information as of June 30, 2026). This strategic acquisition extends Isabella Bank’s footprint into Kent County and the vibrant Grand Rapids market, including bringing Isabella Wealth Services to these new markets.
“This strategic partnership will accelerate our growth in this vibrant Grand Rapids market," said Jerome E. Schwind, president and chief executive officer of Isabella Bank Corporation, "and harnesses the strengths of two community banks dedicated to relationship-based banking and community engagement. We are thrilled to welcome our new customers and team to Isabella Bank and look forward to working together to provide expanded products, services, and resources.”
Additionally, the Company announced today the results of the elections regarding the merger consideration to be received by stockholders of Grand River in the Company’s acquisition of Grand River.
Grand River stockholders were entitled to elect to receive either (x) $5.71 in cash or (y) 0.1413 shares of Isabella common stock for each share of Grand River common stock and will receive cash in lieu of fractional shares based on a price of $38.90 per share.
Based on the election results and applying the provisions set forth in the merger agreement, whereby 35% of the outstanding shares of Grand River common stock will be exchanged for cash and 65% of the outstanding shares of Grand River common stock will be exchanged for Isabella common stock:
•Grand River stockholders will receive 0.1413 shares of Isabella common stock for each share of Grand River common stock for which they made a valid stock election;
•Grand River stockholders who expressed no preference or did not make a valid election will receive 0.1413 shares of Isabella common stock for each share of Grand River common stock they hold; and
•Grand River stockholders who made a valid cash election will receive, (i) in exchange for approximately 41.280815% of the shares of Grand River common stock held by such persons, cash at the rate of $5.71 for each Grand River share so exchanged, and (ii) for the balance of the Grand River shares held by such persons, Isabella common stock at the rate of 0.1413 shares of Isabella common stock for each Grand River share so exchanged.
Of the 9,136,529 shares of Grand River common stock outstanding as of the record date for the election process:
•Holders of 3,690,634 shares, or 40.39%, elected to receive Isabella common stock, did not make a valid election or did not express a preference; and
•Holders of 5,445,895 shares, or 59.61%, elected to receive cash.

Piper Sandler & Co. acted as financial advisor to Isabella, and Luse Gorman, PC acted as its legal advisor in the Transaction. Brean Capital, LLC acted as financial advisor to Grand River, and Hunton Andrews Kurth LLP acted as its legal advisor in the Transaction.
About Isabella Bank Corporation
Isabella is the parent holding company of Isabella Bank, a Michigan state-chartered community bank headquartered in Mt Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving its customers’ and communities’ local banking needs for over 120 years. Isabella Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services. Isabella Bank has 33 locations throughout nine Michigan counties: Bay, Clare, Gratiot, Isabella, Kent, Mecosta, Midland, Montcalm and Saginaw.
For more information about Isabella Bank Corporation, visit the Investor Relations link at www.isabellabank.com.
Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to Isabella’s beliefs, goals, intentions, and expectations regarding the transaction, revenues, earnings, earnings per share, loan production, asset quality, and capital levels, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; our ability to achieve our financial and other strategic goals; the expected cost savings, synergies and other anticipated benefits from the transaction; and other statements that are not historical facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.
Factors that could cause or contribute to such differences include, but are not limited to: the possibility that the anticipated benefits of the Transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Isabella does business; the possibility that Isabella may be unable to achieve expected synergies and operating efficiencies in the Transaction within the expected timeframes or at all and to successfully integrate Grand River’s operations and those of Isabella; such integration may be more difficult, time consuming or costly than expected; revenues following the Transaction may be lower than expected; Isabella’s success in executing its business plans and strategies and managing the risks involved in the foregoing; and effects of the completion of the Transaction on the ability of Isabella to retain customers and retain and hire key personnel and maintain relationships with its suppliers, and on their operating results and businesses generally. Other relevant risk factors may be detailed from time to time in Isabella’s press releases and filings with the Securities and Exchange Commission. Consequently, no forward-looking statement can be guaranteed and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Isabella undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. For any forward-looking statements made in this communication or any related documents, Isabella claims protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.
Isabella Bank Corporation
Contact:
Jerome E. Schwind, Chief Executive Officer
Jerry Ritzert, Chief Financial Officer
Lori Peterson, Vice President and Director of Marketing
Phone: 989-772-9471